Exhibit 6.21

ADDENDUM TO EMPLOYMENT AGREEMENT

This Amendment forms part of the Executive Employment Agreement entered into between Doc.com Inc., and Itzel Ocampo Barrero (the "Agreement").

1. Elimination Exchange Value

Exhibit A, Section 2(c) (Options):

Text Eliminated (quoted verbatim): "THE PARTIES EXPRESSLY AGREE, ACKNOWLEDGE AND UNDERSTAND THAT THE STIPULATED EXCHANGE VALUE OF ALL SHARES REFERRED TO THE STOCK OPTIONS HEREIN DESCRIBED IN SECTION C SHALL BE ONE AMERICAN DIME ($0.10 PER SHARE)."

Replacement Text: *This provision is hereby deleted in its entirety and shall have no further force or effect.*

2. Vesting Schedule

The vesting, issuance, and administration of the RSU's and stock options shall be governed by the Equity Incentive Plan of the Foreign Parent Company.

3. Signing Bonus Converted to RSUs

Exhibit A, Section 2(b)(i) (Bonuses – Signing Bonus) of the Executive Employment Agreement.

Text Eliminated (quoted verbatim): "Company shall award to Executive a signing bonus of 200,000 Class A shares in the Company without restrictions, with such award being due upon the Effective Date."

Replacement Text (new wording): *"Company shall grant to Executive a signing bonus equal to 200,000 Class A shares, and shares vested up to the date of the company listing on a major national exchange in the form of Restricted Stock Units (RSUs).*

Such RSUs shall represent the right to receive an equivalent number of Class A shares and shall be granted on the occurrence of a liquidity event.

The RSUs corresponding to the Executive's services rendered up to such liquidity event shall be considered earned and immediately eligible, and shall be granted exclusively upon the occurrence of such liquidity event, including, without limitation, the listing of the Company's stock on a national securities exchange."

Any equity awards granted by the parent hereunder shall be subject to the terms and conditions of the Company's Equity Incentive Plan, as may be amended from time to time, and shall comply with all applicable rules and regulations promulgated by the Securities and Exchange Commission (SEC).

4. No Other Changes

Except as expressly modified by this Annex, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

SIGNATURES

DOC.COM INC.
By: ____________________________
Name: Charles Nader
Title: Chief Executive Officer
Date: January 21, 2026.

EXECUTIVE
By: ____________________________
Name: Itzel Ocampo Barrero
Date: January 21, 2026.